UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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CRACKER BARREL OLD COUNTRY STORE, INC.
(Name of Registrant as Specified in Its Charter)

BIGLARI CAPITAL CORP. THE LION FUND II, L.P. STEAK N SHAKE OPERATIONS, INC. SARDAR BIGLARI PHILIP L. COOLEY
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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On December 24, 2013, Sardar Biglari delivered the following letter to James W. Bradford, Chairman of the Board of Cracker Barrel Old Country Store, Inc.  The letter was also posted to http://www.enhancecrackerbarrel.com:

BIGLARI CAPITAL CORP.
17802 IH 10 WEST, SUITE 400
SAN ANTONIO, TEXAS 78257
TELEPHONE (210) 344-3400
FAX (210) 344-3411

SARDAR BIGLARI, CHAIRMAN

December 24, 2013

Mr. James W. Bradford
Chairman of the Board
Cracker Barrel Old Country Store, Inc.
305 Hartmann Drive
Lebanon, Tennessee 37087

Dear Jim:

We have called upon the Board of Directors of Cracker Barrel Old Country Store, Inc. to undertake a value maximization process by reviewing all potential extraordinary transactions, including the sale of the Company. The Board’s primary aim should be to sell to the highest bidder in order to create a realization of Cracker Barrel’s value. As the Company’s lead investor, owning nearly 20% of the outstanding shares, we are willing to lead the process by submitting a bid. But, as you are well aware, Tennessee law currently restricts our ability to engage in such a transaction. Thus, we request that the Board support our efforts to seek an amendment to the state law that would give all shareholders the ability to decide the future of their Company.

The value of the business, or any business, depends on who is in control of the assets. We believe Cracker Barrel’s assets would be far more productive under our leadership than in the hands of present leadership. Thus, we are willing to purchase the business because we perceive a significant upside under our management. But other sophisticated buyers also should have the opportunity to bid for the Company.

We think Cracker Barrel’s earning power is far too low in your hands. Current management appears relatively successful because of the dismal performance under the former CEO. We firmly believe that neither you nor your management has a deep understanding of how substantial value can be created. It takes an entrepreneurial mind. To illustrate, we had to drive the Board and management to license products to third parties. Now that you see the benefits to the business, management claims the idea was part of its plan. But we have no interest in gaining credit; our interest lies in making money. Yet it is obvious you will have difficulty growing earnings through operating performance henceforth.  We are convinced you are leaving a ton of value on the table. In contrast, the sale of the Company will create immediate value for all.

If you are confident in your ability, then, alternatively, you should take on leverage and do a share repurchase. We would consider selling our entire position because we would not want to leave our money in your care. The handling of the Duck Dynasty controversy is another example of poor judgment.

Naturally, if our bid is the highest offer, then the Board’s fiduciary duty should dictate a sale to us. We have been working closely with an investment banking firm to arrange the financing required for us to complete the transaction. Consequently, we are prepared to collaborate with the Board in order to amend Tennessee law, thereby placing us in a position to provide the Board with a proposal that would maximize value for all shareholders. All options are on the table.

Should the Board refuse to take meaningful steps to engage in an extraordinary transaction, including the public announcement of its commencement of such a process, we then intend to exercise any and all rights and remedies at our disposal, including a call for a special meeting of shareholders.

We remain resolute in our quest for value maximization.

Sincerely,

/s/ Sardar Biglari

Sardar Biglari

*  *  *

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Biglari Capital Corp. (“Biglari Capital”), together with the other participants named herein, may make a preliminary filing with the Securities and Exchange Commission (“SEC”) of a solicitation statement and an accompanying request card to be used to solicit requests that Cracker Barrel Old Country Store, Inc. (the “Company”) call a special meeting of shareholders to approve a non-binding proposal recommending that the Board of Directors of the Company pursue an extraordinary transaction, e.g., the sale of the Company.

BIGLARI CAPITAL ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE SOLICITATION STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE SOLICITATION WILL PROVIDE COPIES OF THESE MATERIALS WITHOUT CHARGE UPON REQUEST.

The participants in the solicitation are Biglari Capital, The Lion Fund II, L.P., a Delaware limited partnership (the “Lion Fund II”), Steak n Shake Operations, Inc., an Indiana corporation (“Steak n Shake”), Sardar Biglari and Philip L. Cooley (the “Participants”).

As of the close of business on December 23, 2013, the Lion Fund II owned directly 3,962,604 shares of Common Stock. Biglari Capital, as the general partner of the Lion Fund II, and Mr. Biglari, as the Chairman and Chief Executive Officer of Biglari Capital, may be deemed to beneficially own the shares of Common Stock directly owned by the Lion Fund II. As of the close of business on December 23, 2013, Steak n Shake owned directly 775,190 shares of Common Stock. Mr. Biglari, as the Chairman and Chief Executive Officer of Steak n Shake, may be deemed to beneficially own the shares of Common Stock directly owned by Steak n Shake.

As members of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, each of the Participants is deemed to beneficially own the shares of Common Stock of the Company beneficially owned in the aggregate by the other Participants. Each of the Participants specifically disclaims beneficial ownership of the shares of Common Stock he or it does not directly own.